Exhibit 10.59

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into by and between LIFE TECHNOLOGIES CORPORATION, a Delaware Corporation (the “Company”), and Mark P. Stevenson, an individual (the “Executive”), dated as of March 5th, 2009.

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 2(a) of this Agreement).

WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.             Certain Definitions.

            (a)        The “Effective Date” shall be the first date during the Change in Control Period (as defined in Section l(b) of this Agreement) on which a Change in Control occurs; provided that the Executive is employed on that date. Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Company is terminated or the Executive ceases to be an officer of the Company prior to the date on which a Change in Control occurs, and it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as an officer (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose in connection with or anticipation of the Change in Control, then, for all purposes of this Agreement, the “Effective Date” shall mean the date immediately prior to the date of such termination of employment or cessation of status as an officer.

            (b)        The “Change in Control Period” is the period commencing on the date hereof and ending on the second (2nd) anniversary of such date; provided, however, that commencing on the date one (1) year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the Change in Control Period shall be automatically extended so as to terminate two (2) years from such Renewal Date, unless at least sixty (60) days prior to the Renewal Date the Company shall give written notice to the Executive that the Change in Control Period shall not be so extended.

    2.             Change in Control. For the purpose of this Agreement:

                           (a)          “Change in Control” shall mean:

                     (i)            Any acquisition or series of acquisitions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that (A) any acquisition by the Company, or any of its subsidiaries, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (C) any acquisition or series of acquisitions which results in any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquiring beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the Outstanding Company Common Stock and while such a beneficial owner such individual, entity or group does not exercise the voting power of his, her or its Outstanding Company Common Stock or otherwise exercise control with respect to any matter concerning or affecting the Company and promptly sells, transfers, assigns or otherwise disposes of that number of shares of Outstanding Company Common Stock necessary to reduce his, her or its beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the Outstanding Company Common Stock to below 50%, as the case may be, shall not constitute a Change in Control; or

                     (ii)           Individuals who as of November 22, 2008, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to November 22, 2008, was appointed by the Incumbent Board, or whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-l1 of the Regulation 14A promulgated under the Exchange Act) relating to the election of directors of the Company; or

                     (iii)          Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, or of the sale or other disposition of all or substantially all of the assets of the Company, or of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation.

                         (i)            Anything in this Agreement to the contrary notwithstanding, “Change in Control” shall not mean that certain acquisition of Applera Corporation by the Company, as more particularly described in that certain Agreement and Plan of Merger, dated June 11, 2008, by and among the Company, Applera Corporation and Atom Acquisition, LLC.

            3.             Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending at the end of the twenty-fourth (24th) month period following the Effective Date (the “Employment Period”).

            4.            Terms of Employment.

           (a)         Position and Duties.

                                         (i)            During the Employment Period, (A) the Executive shall perform those duties of the Executive’s position as may be assigned from time to time by the Company’s Chief Executive Officer, and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than fifty (50) miles from such location.

                                         (ii)           During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and any of its parent and subsidiary entities, affiliated companies, partnerships, divisions and other affiliated entities, as determined by Company, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

                            (b)        Compensation.

                                         (i)            Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to the highest annualized (for any year with respect to which the Executive has been employed by the Company for less than twelve (12) full months) base salary paid or payable to the Executive by the Company and its affiliated companies in respect of the three (3) years immediately preceding the Effective Date. During the Employment Period, the Annual Base Salary may be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to the Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” includes any company controlled by, controlling or under common control with the Company.

                                         (ii)           Annual Bonus. During the Employment Period, the Executive shall be eligible to participate in the Company’s annual incentive compensation plan (“Annual Bonus”), subject to the applicable terms and conditions of such plan.

                                         (iii)          Incentive, Savings and Retirement Plans, In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive (including, but not limited to, long-term incentive bonus), savings and retirement plans, practices, policies and programs generally applicable to other peer executives of the Company and its affiliated companies; provided, however, anything in this Agreement to the contrary notwithstanding, the Company retains the right to modify or eliminate such plans prospectively, upon notice to the Executive, so long as such modification or elimination is made as part of, and is generally consistent with, the modification or elimination of plans generally applicable to the Executive’s peers.

                                         (iv)          Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to other peer executives of the Company and its affiliated companies; provided, however, anything in this Agreement to the contrary notwithstanding, the Company retains the right to modify or eliminate such plans prospectively, upon notice to the Executive, so long as such modification or elimination is made as part of, and is generally consistent with, the modification or elimination of plans generally applicable to the Executive’s peers.

                                         (v)           Business Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures generally provided to other peer executives of the Company and its affiliated companies. Such reimbursements shall be paid in accordance with the Company’s reimbursement policies and practices; provided, however, that such reimbursements shall (A) be paid no later than the last day of the Executive’s tax year following the tax year in which the expense was incurred, (B) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (C) not be subject to liquidation or exchange for another benefit.

                                         (vi)          Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company generally provided to other peer executives of the Company and its affiliated companies; provided, however, anything in this Agreement to the contrary notwithstanding, the Company retains the right to modify or eliminate such benefits prospectively, upon notice to the Executive, so long as such modification or elimination is made as part of, and is generally consistent with, the modification or elimination of benefits generally applicable to the Executive’s peers.

                                         (vii)         Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing generally provided to other peer executives of the Company and its affiliated companies.

                                         (viii)        Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies, as applicable to Executive, in effect for the Executive at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies; provided, however, anything in this Agreement to the contrary notwithstanding, the Company retains the right to modify or eliminate such plans prospectively, upon notice to the Executive, so long as such modification or elimination is made as part of, and is generally consistent with, the modification or elimination of plans generally applicable to the Executive’s peers.

            5.             Termination of Employment.

(a)        Death  or Disability.     The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Period, it may give to the Executive written notice (in accordance with Section 19(b) of this Agreement) of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that, within thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

                           (b)         Cause.    The Company may terminate the Executive’s employment during the Employment Period for Cause (as defined below) only in accordance with the provisions set forth herein.

                                 (i)            For purposes of this Agreement, “Cause” means (A) repeated violations by the Executive of the Executive’s material responsibilities and material duties under Section 4(a) of this Agreement which are demonstrably willful and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, (B) commission of an intentional act of fraud, embezzlement or theft by the Executive in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities, (C) violation of any law, regulation, or rule applicable to the Company’s or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities’ business or reputation, including, without limitation, securities laws, (D) causing intentional wrongful damage to property of the Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities, (E) intentionally and wrongfully disclosing secret processes or confidential information of the Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities, (F) conviction of, or plea of nolo contendere to, a felony, which conviction or plea materially harms the business or reputation of the Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities, or (G) participating, without the Company’s express written consent, in the management of any business enterprise which engages in substantial and direct competition with the Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities; provided that in the case of clauses (A) through (F), any such act or omission shall have been materially harmful to the Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities.

                                         (ii)            The Company may not terminate the Executive’s employment for Cause under clause (C), (D), or (E) of such definition set forth above unless: (a) the Company provides the Executive with written notice of its intent to terminate the Executive’s employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration; (b) within thirty (30) days after the date such notice is provided, the Executive shall have a reasonable opportunity to appear before the Board, with or without legal representation, at the Executive’s election and at the Executive’s expense, to present arguments and evidence on his own behalf to defend such act or acts, or failure to act, and, if, as determined by the Board, such act or failure to act is correctable, the Executive shall be given thirty (30) days after such meeting to correct such act or failure to act; and (c) following presentation to the Board as provided in clause (b) above or the Executive’s failure to appear before the Board at a date and time specified in the notice and, following expiration of the thirty (30) day period in which to correct such acts or failures to act that the Board has determined are correctable, the Executive may be terminated for Cause only if (1) the Board, by an affirmative vote of a majority of its members (excluding the Executive and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate the Executive for Cause), determines that the acts or failures to act of the Executive specified in the notice occurred and remained uncorrected, and the Executive’s employment should accordingly be terminated for Cause; and (2) the Board provides the Executive with a written determination setting forth in specific detail the basis of such termination of employment which are consistent with the reasons set forth in the notice.

                            (c)        Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason (as defined below). For purposes of this Agreement, “Good Reason” means:

                                         (i)            a substantial diminution in the Executive’s authority, duties and responsibilities, measured in the aggregate, when compared to the position the Executive held immediately prior to the Change in Control. Changes only to the Executive’s reporting relationships, level of reporting relationships, and/or title shall not alone establish Good Reason. Additionally, any isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive shall not be considered when making a determination of whether Good Reason exists;

                                         (ii)           a reduction of the Executive’s Base Salary and annual incentive compensation plan individual target percentage in place immediately prior to the Change in Control, excluding any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

                                         (iii)          a failure by the Company to comply with Subsections 4(b)(iii)-(viii) of this Agreement. Any isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive shall not be considered when making a determination of whether Good Reason exists;

                                         (iv)          the Company requiring the Executive to be based at any office or location more than fifty (50) miles from such office or location where the Executive was based immediately prior to the Change in Control, or requiring a material increase in the travel duties of the Executive in the course of discharging responsibilities or duties which is significantly more frequent (in terms of either consecutive days or aggregate days in any calendar year) than was required prior to the Change in Control;

                                         (v)           any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

                                       (vi)          any failure by any successor to the Company to comply with and satisfy 20(c) of this Agreement; provided that such successor has received at least ten (10) days prior written notice from the Company or the Executive of the requirements of Section 20(c) of this Agreement.

                            (d)        Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination (as defined below) to the other party hereto given in accordance with Section 19(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined in Section 5(e) of this Agreement) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

                            (e)        Date of Termination. For purposes of this Agreement, “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

            6.             Obligations of the Company upon Termination.

                           (a)         Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the following obligations: (i) payment of the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (ii) payment of the product of (x) the Annual Bonus and any long-term incentive bonus paid, guaranteed to be paid, or payable but for any deferral (and annualized for any fiscal year consisting of less than twelve full months or for which the Executive has been employed for less than twelve (12) full months) to the Executive for the most recently completed fiscal year during the Employment Period, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is three hundred sixty five (365); (iii) payment of any compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company; (iv) payment of any earned or guaranteed Annual Bonus, long-term incentive bonus or other incentive compensation payments attributable to prior fiscal years to the extent not theretofore paid; and (v) payment for any substantiated business and relocation expenses incurred by the Executive to the extent not theretofore reimbursed (the amounts described in clauses (i) through (v) above are hereafter referred to as “Accrued Obligations”). All Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive’s family shall be entitled to receive benefits at least equal to the most favorable benefits provided generally by the Company and any of its affiliated companies to surviving families of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to family death benefits, if any, as in effect generally with respect to other peer executives and their families at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family as in effect on the date of the Executive’s death generally with respect to other peer executives of the Company and its affiliated companies and their families.

                    (b)         Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations.  All Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company and its affiliated companies to disabled peer executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter through the Date of Termination generally with respect to other peer executives of the Company and its affiliated companies and their families.

                            (c)         Cause.    If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations.  In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

                            (d)         Good Reason or Termination Without Cause.  If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or the Executive shall terminate employment under this Agreement for Good Reason:

                                         (i)            the Company shall pay to the Executive the aggregate of the following amounts, such amounts to be payable by the Company in a lump sum in cash within thirty (30) days of the Date of Termination:

                                                         A.         All Accrued Obligations; and

                                                           B.          2.0 times the sum of the Executive’s Annual Base Salary and the higher of either (i) the average annualized (for any year with respect to which the Executive has been employed by the Company for less than twelve (12) full months) bonus paid, or payable but for any deferral to the Executive by the Company and its affiliated companies under the Company’s deferred compensation arrangements, in respect of the three (3) years or lesser number of years during which the Executive has been employed by the Company immediately preceding the Effective Date, or (ii) the targeted annual bonus payable to the Executive pursuant to the Company’s annual incentive compensation plan for the fiscal year in which the Date of Termination occurs (assuming one hundred percent (100%) achievement of the Company performance factor and one hundred percent (100%) achievement of the Executive’s personal performance factor); and

                                                         C.          Any guaranteed or targeted long-term incentive bonus that would have been payable within two (2) years of the Date of Termination; and

                                                         D.         An amount equal to that portion, if any, of the Company’s contribution to the Executive’s 401(k), savings or other similar individual account plan which is not vested as of the Date of Termination (the “Unvested Company Contribution”), plus an amount which when added to the Unvested Company Contribution would be sufficient after federal, state and local income taxes (based on the tax returns filed by the Executive most recently prior to the Date of Termination) to enable the Executive to net an amount equal to the Unvested Company Contribution; and

                                         (ii)           the Company shall pay the Executive up to $25,000 for executive outplacement services utilized by the Executive upon the receipt by the Company of written receipts or other appropriate documentation subject to applicable Company policies provided that this Section 6(d)(ii) shall be applicable through 24 months after the Date of Termination; and

                                         (iii)           for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits at the Company’s expense to the Executive and, where applicable, the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies generally applicable to other peer executives and their families during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes employed elsewhere during the Employment Period and is thereby afforded comparable insurance and welfare benefits to those described in Section 4(b)(iv) of this Agreement, the Company’s obligation to continue providing the Executive with such benefits shall cease or be correspondingly reduced, as the case may be. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period; and

                                         (iv)          all outstanding stock options, shares of restricted stock and other equity based awards held by the Executive pursuant to any Company stock option plan, stock option agreement, restricted stock agreement or other agreement shall immediately become vested and exercisable as to all or any part of the shares covered thereby, with the Executive being able to exercise his stock options within a period of twelve (12) months following the Date of Termination or such longer period as may be permitted under the Executive’s stock option agreements; and

                                         (v)           the Company shall make its best efforts to require the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), to either assume the Company’s rights and obligations under any Company stock option plan, stock option agreement or restricted stock agreement or substitute for outstanding options or restricted shares substantially equivalent options or restricted shares of the Acquiring Corporation’s stock. For this purpose, a stock option or restricted share shall be deemed assumed if, following the Change in Control, the stock option or restricted share confers the right to receive in accordance with its terms and conditions, for each share of the Company stock subject to a stock option agreement or restricted stock agreement immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) to which a holder of a share of the Company stock on the effective date of the Change in Control was entitled; and

                                         (vi)           if, in the calendar year in which occurs the Date of Termination or in the immediately preceding calendar year, the Executive had relocated the Executive’s primary residence from one location (the “Point of Origin”) to its location at the Date of Termination at the request of the Company, then any relocation expenses that are actually incurred in the twelve (12) month period immediately following the Date of Termination by the Executive in moving the Executive’s primary residence and personal property to any location shall be reimbursed by the Company, to the extent such expenses do not exceed the cost of relocating the Executive’s primary residence and personal property to the Point of Origin; provided that such expenses are substantiated by means of written receipts. The cost of relocating the Executive’s primary residence and personal property to the Point of Origin shall be determined by averaging estimates obtained by the Company in writing from three (3) reputable moving companies, selected by the Company in good faith. It shall be the obligation of the Executive to notify the Company in advance of any such relocation so that such estimates may be obtained.

            The amounts required to be paid under this Section 6(d) shall be reduced by any other amount of severance (i.e., relating solely to salary or bonus continuation or actual or deemed pension or insurance continuation) received by the Executive upon such termination of employment under any severance plan, policy or arrangement of the Company applicable to the Executive or a group of employees of the Company, including the Executive, and applicable without regard to the occurrence of a Change in Control prior to such termination of employment.

                           (e)         Any payments made pursuant to this Section 6 shall be less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

            7.             No-Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for under this Agreement be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer or by retirement benefits.

            8.             Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies.   Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

            9.             Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder, except as provided in the last sentence of Section 6(d) of this Agreement, shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.   The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur, including the costs and expenses of any arbitration proceeding, as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”); provided that the Executive’s claim is not determined by a court of competent jurisdiction or an arbitrator to be frivolous or otherwise entirely without merit.

            10.           Release.  In order to be eligible to receive any benefits under Section 6 of this Agreement, the Executive must execute a general release within 30 days of the Date of Termination in which the Executive, on behalf of the Executive, his or her heirs, personal representatives or successors and assigns, fully and unconditionally releases and discharges all claims and causes of action against the Company, its officers, employees, parent and subsidiary entities, affiliated companies, divisions and other affiliated entities, in a form acceptable to the Company, which will contain provisions substantially similar to those included on the form attached as Exhibit 1.

            11.           Certain Additional Payments by the Company.

                            (a)         Gross-Up Payment Amount. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid, payable,  distributed or distributable pursuant to this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to in this Agreement as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after the payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                            (b)        Determinations. Subject to the provisions of Section 11(c) of this Agreement, all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm of national standing reasonably selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations to both the Company and the Executive within fifteen (15) business days of the receipt of written notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to the Executive within five (5) business days of the receipt of the Accounting Firm’s determination and calculations. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the possible uncertainty in application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11(c) of this Agreement and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                            (c)        Internal Revenue Service Claim or Audit. The Executive shall notify the Company in writing of any claim or audit by the Internal Revenue Service that, if successful, could reasonably require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                                         (i)            give the Company any information reasonably requested by the Company relating to such claim;

                                         (ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

                                         (iii)          cooperate with the Company in good faith in order effectively to contest such claim; and

                                         (iv)          permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, to the extent permitted by applicable law, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled in his sole discretion to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                            (d)        Refunds.  If, after receipt by the Executive of an amount advanced by the Company pursuant to Section 1 l(c) of this Agreement, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of such Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by the Executive of an amount advanced by the Company pursuant to Section 11(c) of this Agreement, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                            (e)        Timing of Payments.   All payment pursuant to this Section 11 must be made by the end of the taxable year next following the taxable year in which the Executive remits any taxes associated with the provisions of this Section 11.

           12.            Application of Section 409A.

                         (a)        Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (“Section 409A”) shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of Section 409A. Further, to the extent that the Executive is a “specified employee” within the meaning of Section 409A as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is the first (1st) day of the seventh (7th) month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section 12, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

                            (b)        The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A.   The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. The Company and the Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties.   Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this Agreement.

                            (c)        Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in- kind benefits shall not be subject to liquidation or exchange for another benefit.

    13.           Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret and/or confidential information, knowledge and/or data relating to the Company and/or any of its parent and subsidiary entities, divisions and affiliated companies, partnerships and other affiliated entities and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its parent and subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In addition, to the extent that the Executive is a party to any other agreement relating to confidential information, inventions or similar matters with the Company, the Executive shall continue to comply with the provisions of such agreements. In no event shall an asserted violation of the provisions of this Section 13 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

           14.            Public Announcements.     The Executive shall consult with the Company before issuing any press release or otherwise making any public statement with respect to the Company or any of its parent or subsidiary entities, divisions or affiliated companies, partnerships or other affiliated entities, this Agreement or the transactions contemplated hereby, and the Executive shall not issue any such press release or make any such public statement without the prior written approval of the Company, except as may be required by applicable law, rule or regulation or any self regulatory agency requirements, in which event the Company shall have the right to review and comment upon any such press release or public statement prior to its issuance.

    15.           Nondisparagement and Nonsolicitation.     Excluding any action in furtherance of, or to enforce, the terms of this Agreement, the Executive agrees that he will not at any time in the future take any action detrimental to the Company or any of its parent and subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities, nor make any critical or disparaging statements about the Company or any of its parent or subsidiary entities, divisions or affiliated companies, partnerships, other affiliated entities, its or their services or products, past and present officers, directors or employees, unless such statements are made truthfully in response to a subpoena or other legal process. For a period of one (1) year after the Date of Termination, the Executive shall not, on behalf of himself or any other person or entity, either directly or indirectly, solicit, or attempt to solicit anyone who now is, or subsequently becomes, an employee of or consultant to the Company or any of its parent and subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities to work for or provide business to any other person or entity or to terminate or diminish such person or entity’s employment or consulting relationship with the Company or any of its parent and subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities.

    16.           Noncompete and Nonsolicitation of Customers.     Executive agrees that a prerequisite to and a condition of receiving any benefits under this Agreement is that Executive within 30 days of the Date of Termination enter into and comply with an agreement (in a form acceptable to Company and drafted in accordance with applicable law), which provides that for a period of one (1) year after the Date of Termination, the Executive shall not, either directly or indirectly, through an affiliated or controlled entity or person, on Executive’s own behalf or as an employee, partner, consultant, principal, agent or otherwise in any other capacity (except by ownership of five percent (5%) or less of the outstanding stock of any publicly held corporation), (a) own, manage, operate, finance, control, invest in, participate or engage in, work for, render services or advice to, or devote any material endeavor or effort to, a person or an entity engaged in a business which is in competition with the business of Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities or (b) solicit Company’s or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities’ customers.

    17.           Entire Agreement; Amendment.     This Agreement contains all of the terms agreed upon between the Executive and the Company with respect to the subject matter hereof between the Executive and the Company with respect to the matters contemplated in this Agreement (except for any understandings or agreements reflected in a separate non-competition, confidentiality, invention or other similar agreement or agreements between the Company and the Executive). Without limiting the effect of the foregoing, the Executive agrees that this Agreement satisfies any rights he may have had under any prior understanding or agreement between the Executive and the Company with respect to the subject matters described therein. The Executive and the Company agree that no term, provision or condition of this Agreement shall be held to be altered, amended, changed or waived in any respect except as evidenced by written agreement of the Executive and the Company.

    18.           Arbitration and Equitable Relief.

                            (a)        Except as provided in Section 17(d) of this Agreement, the Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be resolved by arbitration to be held at a location within thirty (30) miles of the Company’s principal executive offices in California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association.   The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration.   Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

                            (b)        The arbitrator will apply Delaware law to the merits of any dispute or claim, without reference to rules of conflict of law. The Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

                            (c)        The Company will pay the direct costs and expenses of the arbitration. The Company and Executive each will separately pay its counsel fees and expenses; provided, however, the Company shall reimburse the Executive for his reasonable costs (including, without limitation, attorneys’ fees) incurred if the Executive succeeds on the merits with respect to a material breach of this Agreement at any such arbitration, including enforcing any judgment entered on an arbitrator’s decision.

                              (d)                        The Company may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of any other employment, incentive, compensation, stock option or other similar arrangement, without breach of this Section 17 and without abridgement of the powers of the arbitrator.

                      (e)        Nothing contained in this Section 17 shall prevent the Executive and the Company from settling any dispute by mutual agreement at any time.

                               (f)         THE   EXECUTIVE   HAS    READ    AND   UNDERSTANDS    THIS SECTION 17, WHICH DISCUSSES ARBITRATION.   THE EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, THE EXECUTIVE AGREES TO THE EXTENT PERMITTED  BY  LAW,  TO  SUBMIT  ANY  FUTURE  CLAIMS  ARISING  OUT  OF, RELATING   TO,    OR   IN    CONNECTION    WITH   THIS    AGREEMENT,    OR   THE INTERPRETATION,   VALIDITY,   CONSTRUCTION,   PERFORMANCE,   BREACH,   OR
TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL
ASPECTS OF THIS AGREEMENT.

    19.           Applicable Law.  The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Delaware.

    20.           Successors.

                    (a)        This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

                            (b)        This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                            (c)        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            21.           Miscellaneous.

                           (a)         Unless otherwise specified, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                            (b)        All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                   If to the Executive:

                   Mark P. Stevenson
                   [Address]

                   If to the Company:

                   Life Technologies Corporation
                   5791 Van Allen Way
                   Carlsbad, CA 92008
                   (ATTN: General Counsel)

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                            (c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                            (d)           The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                              (e)           The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof in any particular instance shall not be deemed to be a waiver of such provision or any other provision thereof.

    IN WITNESS WHEREOF, the Executive has hereunto set his or her hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first written above.

               LIFE TECHNOLOGIES CORPORATION

/s/ Mark P. Stevenson              By: /s/ David Hoffmeister
                                                                                          Chief Financial Officer

Exhibit 1

Provisions to be Included in General Release Agreement

    1.            General Release

1.1        Executive   unconditionally,   irrevocably   and   absolutely   releases   and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s   employees,   officers,   directors,   shareholders,   agents,   successors   and   assigns (collectively, “Released Parties”) from: all claims related in any way to the transactions or occurrences between them to date to the fullest extent permitted by law, including, but not limited to, Executive’s employment with Company, the termination of Executive’s employment with Company, and all other losses, liabilities, claims, charges, demands and causes of action, known and unknown, suspected and unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with Company.   This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local, state and federal law, including, but not limited to, alleged violations of the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), all claims for reprisal and retaliation under federal and state law; any claims for back pay, front pay, liquidated damages, compensatory and punitive damages, and injunctive relief; and all claims for attorneys’ fees, costs and expenses. However, this general release is not intended to bar or release any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, statutory indemnity and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement.

1.2        Executive acknowledges and agrees that Executive may discover facts or law different from, or in addition to, the facts or law that Executive knows or believes to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

1.3        Executive declares and represents that Executive intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of all claims, known and unknown, suspected and unsuspected and, regardless of the adequacy or inadequacy of the consideration, Executive intends the release herein to be final and complete. Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

1.4        Executive waives Executive’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Executive, or on Executive’s behalf, related in any way to the matters released herein.

                           1.5         The general release and other provisions contained in this Section 1 (the “Release”) and the terms of Section 2 below shall become effective immediately upon execution of this Agreement by the parties; provided, however, that to the extent the Release and the terms of Section 2 relate to age discrimination under the ADEA they shall not be effective until the Effective Date of this Agreement, as described in Section 11.4 below.

    2.             [If applicable: California Civil Code Section 1542 Waiver.  Executive expressly acknowledges and agrees that Executive is waiving all rights under Section 1542 of the California Civil Code. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.]

           3.             Representation Concerning Filing of Legal Actions. Executive represents that, as of the date of this Agreement, Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or the Released Parties in any court or with any governmental agency.  Executive further agrees that, to the fullest extent permitted by law, Executive will not prosecute, nor allow to be prosecuted on Executive’s behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of Executive that with the execution of this release, the Company and the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Executive related in any way to the matters discharged herein.

            4.            Nondisparagement.  Executive agrees not to disparage, defame or make negative or critical statements, written or oral, regarding the personal or business reputation, technology, products, practices or conduct of Company or any of the other Released Parties.   In addition, except as required by law, Executive shall not, without the prior written approval of Company’s Board of Directors, make any statements regarding Company or the Released Parties that Executive knows, or reasonably should know, would lead to such statements being publicly disseminated in the media.

           5.             Confidentiality and Return of Company Property.

                           5.1         Confidential or Proprietary Information. Executive agrees that Executive will not use, remove from Company’s premises, make unauthorized copies of or disclose any confidential or proprietary information of Company or any of its parent and subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities, including but not limited to, their trade secrets, copyrighted information, customer lists, any information encompassed in any research and development, reports, work in progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business or sales of Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities that has not previously been released to the public by an authorized representative of those companies or that has not otherwise become publicly known other than by reason of any violation by the Executive of this Agreement or any Confidentiality Agreement (as defined in Section 5.2, below).

                           5.2         Continuing Obligations.   Executive agrees that the Trade Secrets Policy, the Information and Technology Agreement, the Company’s Insider Trading Policy and the surviving provisions of the Change-in-Control Agreement, including but not limited to Section 15 on Nondisparagement and Nonsolicitation, that Executive executed in connection with Executive’s employment and any similar policies and agreements Executive entered into with predecessor or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities (collectively referred to as the “Confidentiality and Covenants Agreements”) shall remain in effect.   Executive agrees to continue to comply with the Confidentiality and Covenants Agreements.

                           5.3         Return of Company Property.    By signing this Agreement, Executive represents and warrants that Executive will have returned to Company on or before the Effective Date of this Agreement, all Company and any parent and subsidiary entity, affiliated company, partnership, divisions or other affiliated entity property, including all confidential and proprietary information, as described in the Confidentiality and Covenants Agreements, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same and all digital or electronic files.

            6.            Cooperation.  Due to Executive’s former position with Company, Company may require Executive’s assistance and cooperation with respect to patents, administrative matters, litigation or government agencies or institutions.   Accordingly, Executive agrees that should Company request Executive’s assistance with respect to such matters, Executive will fully cooperate and assist Company in responding to and resolving such matters.   Company agrees (i) not to make unreasonable requests pursuant to this Section 6, (ii) to take into consideration and take reasonable steps to accommodate the requirements of Executive’s employment situation at the time, and (iii) to pay reasonable costs or expenses incurred by Executive in responding to such requests, including, without limitation, any travel or lodging costs or attorneys’ fees, as determined by Company in its discretion.

           7.             No Admissions.  By entering into this Agreement, the Released Parties make no admission that they have been engaged, or are now engaging, in any unlawful conduct.   The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal, administrative or other similar proceeding.

           8.              No Other Severance Benefits.    Executive acknowledges and agrees that the severance payments and benefits provided pursuant to this Agreement between Executive and the Company is in lieu of any other severance benefits for which Executive may be eligible under any other agreement or Company severance plan or practice.

            9.             [If applicable: Indemnification; Insurance: ERISA; and Legal Process. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter the terms and conditions of the Indemnification Agreement between the Executive and the Company, if applicable, any rights of Executive to indemnification under the By laws of the Company or applicable state law, any rights of Executive under any insurance policy of the Company, any rights of Executive under any plan of the Company adopted pursuant to the Employee Retirement Income Security Act (ERISA), or any rights of the Executive to enforce the terms of this Agreement or the Change-in-Control Agreement. Nothing in this Agreement is intended to or should be construed to preclude Executive from disclosing information required in response to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly issued subpoena or as otherwise may be required by law.]

           10.           [Depending on Executive’s age at time of termination] Older Workers’ Benefit Protection Act.   This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

                           10.1       Executive   acknowledges   and   agrees   that   Executive   has   read   and understands the terms of this Agreement.

                           10.2       Executive acknowledges that this Agreement advises Executive in writing that Executive should consult with an attorney before executing this Agreement, and that Executive has obtained and considered such legal counsel as Executive deems necessary, such that Executive is entering into this Agreement freely, knowingly, and voluntarily.

                           10.3       Executive acknowledges that Executive has been given at least twenty-one (21) days in which to consider whether or not to enter into this Agreement.    Executive understands that, at Executive’s option, Executive may elect not to use the full 21 day period.

                           10.4       Except as otherwise provided in Section 1.5 above, this Agreement shall not become effective or enforceable until the eighth day after Executive signs this Agreement. In other words, Executive may revoke Executive’s acceptance of all provisions of this Agreement, except for those rights and obligations that become effective upon execution of this Agreement as provided in Section 1.5 above, within seven (7) days after the date Executive signs it. Executive’s revocation must be in writing and received by Company’s Senior Vice President of Human Resources by 5:00 p.m. P.S.T. on the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this entire Agreement shall become binding and enforceable on the eighth day (“Effective Date”).   The severance payments and benefits described in the Change-in-Control Agreement shall become due and payable on or after the eighth day after Executive signs this Agreement provided it has not been revoked, subject to the terms of the Change-in-Control Agreement.

                           10.5       This Agreement does not waive or release any rights or claims that Executive may have under the ADEA that arise after the execution of this Agreement.

           11.            Severability.    In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

           12.            Applicable Law.  The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Delaware.

           13.            Binding on Successors. The parties agree that this Agreement shall be binding on, and inure to the benefit of, Executive’s or its successors, heirs and/or assigns.

           14.            Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach of this Agreement. Each party agrees that in the event an action or proceeding is instituted in order to enforce the terms or provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement to the fullest extent permitted by law.

           15.            Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

           16.           THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW AND SHALL BE EFFECTIVE AS TO SEPARATE PORTIONS HEREOF ON THE RESPECTIVE DATES SET FORTH ABOVE.